                                                                    Exhibit 99.2

                 Michigan Transco Holdings, Limited Partnership
                     Consolidated Balance Sheets (Unaudited)
                            As of September 30, 2006
                                 (In Thousands)

                                                                September 30, 2006
                                                                ------------------
ASSETS
Current assets:
   Cash and cash equivalents                                         $  4,806
   Restricted cash                                                      4,433
   Accounts receivable                                                    617
   Unbilled revenue                                                    11,677
   Inventory                                                            4,877
   Prepaid expenses                                                       862
                                                                     --------
      Total current assets                                             27,272
                                                                     --------
Property, plant and equipment:
   Plant in service                                                   331,967
   Construction work in progress                                       60,032
   Other plant                                                          5,515
                                                                     --------
      Total property, plant and equipment                             397,514
                                                                     --------
   Less, accumulated depreciation and amortization                    (25,528)
                                                                     --------
      Net property, plant and equipment                               371,986
                                                                     --------
Other assets:
   Regulatory assets                                                   62,965
   Goodwill                                                            82,044
   Other assets                                                         5,345
                                                                     --------
      Total other assets                                              150,354
                                                                     --------
      Total assets                                                   $549,612
                                                                     ========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable                                                  $  7,123
   Accrued taxes                                                        3,119
   Accrued liabilities                                                  4,797
   Accrued interest                                                     3,877
   Current portion of long-term interest bearing obligations            5,832
   Revolving credit facility                                            6,300
                                                                     --------
      Total current liabilities                                        31,048
                                                                     --------
Non-current liabilities:
   Long-term debt                                                     265,000
   Other long-term interest bearing obligations                        21,737
   Asset retirement obligation                                            979
   Regulatory liability                                                 5,469
   Deferred credits                                                     1,378
   Other                                                                   98
                                                                     --------
      Total other non-current liabilities                             294,661

      Total liabilities                                               325,709
                                                                     --------

Partners' capital                                                     223,903
                                                                     --------
      Total partners' capital                                         223,903
                                                                     --------
      Total liabilities and partners' capital                        $549,612
                                                                     ========

   The accompanying notes are an integral part of these consolidated financial statements.

                 Michigan Transco Holdings, Limited Partnership

                  Consolidated Statements of Income (Unaudited)
              For the Nine Months Ended September 30, 2006 and 2005
                                 (In Thousands)

                                                            2006       2005
                                                          --------   -------
OPERATING REVENUES:
   Transmission revenue                                   $107,906   $76,046
   Ancillary and other revenue                               1,174     6,182
                                                          ---------  -------
      Total operating revenues                             109,080    82,228
                                                          --------   -------

OPERATING EXPENSES:
   Operation and maintenance                                30,105    34,044
   General and administrative                               10,366     6,995
   Taxes other than income taxes                             6,708     5,647
   Depreciation and amortization                            16,102     7,571
                                                          --------   -------
      Total operating expenses                              63,281    54,257
                                                          --------   -------
OPERATING INCOME                                            45,799    27,971
                                                          --------   -------

OTHER INCOME (EXPENSE):
   Allowance for equity funds used during construction       1,501       709
   Gain on sale of assets                                    5,035        --
   Other income                                                223       150
   Other expense                                              (553)       --
   Interest expense                                        (12,983)   (9,638)
                                                          --------   -------
      Total other income (expense)                          (6,777)   (8,779)
                                                          --------   -------
NET INCOME                                                $ 39,022   $19,192
                                                          ========   =======

   The accompanying notes are an integral part of these consolidated financial statements.

                 MICHIGAN TRANSCO HOLDINGS, LIMITED PARTNERSHIP
                Consolidated Statements of Cash Flows (Unaudited)
              For the Nine Months Ended September 30, 2006 and 2005
                                 (In Thousands)

                                                                              2006       2005
                                                                            --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                               $ 39,022   $ 19,192

Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                              10,661     10,504
   Gain on sale of assets                                                     (5,035)        --
   Amortization of debt issuance costs                                           351        359
   Amortization of regulatory asset                                            5,441         --
   Deferral of regulatory asset                                                 (151)    (6,612)
   Allowance for equity funds used during construction                        (1,501)      (709)
   Interest accrual on other long-term interest bearing obligations            1,710      1,324

Changes in working capital items
   Increase (decrease) in accounts receivable                                      8        (91)
   Decrease (increase) in unbilled revenue                                    (2,711)    (1,519)
   Increase (decrease) in prepaid expenses                                        48       (199)
   Increase (decrease) in inventory                                              825        (24)
   Decrease in accounts payable                                               (6,106)    (6,077)
   Increase in accrued interest                                                3,849      3,884
   Increase in accrued property taxes                                          2,613      2,735
   Net increase in other assets and liabilities                                  956        875
                                                                            --------   --------
      Net cash provided by operating activities                               49,980     23,642
                                                                            --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Expenditures for property, plant and equipment                            (46,184)   (26,107)
   Proceeds from sale of assets                                                8,627         --
   Additions to restricted cash                                                 (107)    (1,216)
                                                                            --------   --------
      Net cash used in investing activities                                  (37,664)   (27,323)
                                                                            --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under (repayment of) revolving credit facility, net             (7,500)     7,200
   Repayment of other long-term interest bearing obligations                  (4,398)    (4,677)
                                                                            --------   --------
      Net cash used in (provided by) financing activities                    (11,898)     2,523
                                                                            --------   --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             418     (1,158)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                               4,388      3,732
                                                                            --------   --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $  4,806   $  2,574
                                                                            ========   ========

   The accompanying notes are an integral part of these consolidated financial statements.

1.   GENERAL

     These consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements as of and for the period ended December 31, 2005 as previously reported by Michigan Transco Holdings, Limited Partnership ("MTH").

     The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America, or GAAP. These accounting principles require us to use estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.

     The consolidated financial statements are unaudited, and in managements opinion include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim period. The interim financial results are not necessarily indicative of results that may be expected for any other interim period or the fiscal year. Our revenues are dependent on monthly peak loads and regulated transmission rates. Electric transmission is generally a seasonal business because demand for electricity largely depends on weather conditions. Revenues and operating income are higher in the summer months when cooling demand is high.

2.   REGULATORY MATTERS

     METC RATEMAKING HISTORY

     In connection with the acquisition by MTH of Michigan Electric Transmission Company, LLC ("METC") from Consumers Energy Company ("Consumers") in May 2002, METC, MTH and Consumers submitted a joint application to the Federal Energy Regulatory Commission ("FERC") seeking authorization for the acquisition of METC and its transmission facilities by MTH and for the FERC's authorization to charge a fixed rate of $0.98 per kW/month for network and point-to-point transmission services and $0.056 per kW/month for scheduling, system control and dispatch service for the period from May 1, 2002 through December 31, 2005. METC and its then owners agreed to freeze METC's transmission rates for network and point-to-point transmission services at $0.98 per kW/month during this period as an accommodation to Consumers, which was subject to a retail rate freeze from the MPSC through December 31, 2005. For a discussion of more recent events see the Recent Rate Case section.

     In addition to the authorized rate freeze, METC sought FERC authority to:

     (1) defer recovery, until after December 31, 2005, of depreciation and a return on investment in new transmission facilities incurred during the period from January 1, 2001 through December 31, 2005, to be amortized over a five-year period beginning January 1, 2006;

     (2) create a regulatory asset equal to the amount of accumulated deferred income taxes ("ADIT") included on METC's balance sheet on May 1, 2002, to be amortized over a 20-year period beginning January 1, 2006; and

     (3) defer recovery of, until after December 31, 2005, the carrying costs on the amounts stated in (1) and (2) accrued annually from January 1, 2001 through December 31, 2005.

     By order dated February 13, 2002, and subsequent order on rehearing dated March 29, 2002, the FERC authorized the proposed fixed transmission rates effective on the closing of the sale of METC by Consumers on May 1, 2002, and authorized the proposed rate freeze and deferrals through December 31, 2004, subject to METC becoming a transmission owner within the Midwest Independent Transmission System Operator, Inc.

     ("MISO"). By order dated May 28, 2004, the FERC authorized METC to extend the authorized rate freeze and deferrals through December 31, 2005, as requested in the initial application.

     On September 12, 2003, METC filed for authorization to calculate its overall rate of return on the deferrals authorized by the FERC in its February 2002 and March 2002 orders using a 13.88% rate of return on the equity portion of METC's deemed capital structure of 50% debt and 50% equity through December 31, 2004 and METC's actual capital structure for the year ended December 31, 2005, and METC's actual cost of debt. By order dated November 17, 2003, the FERC authorized the requested return on equity and capital structure for use in calculating METC's authorized deferrals.

     ATTACHMENT O

     Attachment O is a FERC-approved cost of service rate formula that is completed annually by most transmission owning members of MISO, including METC. Rates are set annually under Attachment O and remain in effect for a one year period. Rates derived using Attachment O are posted on the MISO Open Access Same-Time Information System each year. The information used to complete the Attachment O template is subject to verification by MISO. By completing the Attachment O template on an annual basis, we are able to adjust our transmission rates to reflect changing operational data and financial performance, including the amount of network load on our transmission system, operating expenses and capital expenditures in respect of additions to property, plant and equipment when placed in service. Because Attachment O is a FERC-approved formula rate, no further action or FERC filings are required for the calculated rates to go into effect, although the rate is subject to legal challenge at the FERC.

     Attachment O will be used by METC to calculate its respective annual revenue requirements until and unless it is determined by the FERC to be unjust and unreasonable or another mechanism is determined by the FERC to be just and reasonable.

     On October 30, 2006 MISO and METC jointly filed revised tariff sheets with the FERC to modify the implementation of METC's Attachment O formula rate. On December 21, 2006, the FERC authorized METC to modify the implementation of its formula rate as filed, subject to the outcome of the ongoing METC rate case. The modifications will require a tariff rate of $1.524 per kW/month for METC to be charged during 2007, subject to the outcome of the ongoing METC rate case. The modification will allow METC to recover its expenses and investments in transmission on a current basis, rather than on a lagging basis, thereby enhancing METC's ability to rebuild and strengthen the transmission grid in Michigan. The METC forward-looking Attachment O formula includes a true-up mechanism, whereby METC would compare its actual revenue requirement to its billed revenues for each year. In the event billed revenues in a given year are more or less than its actual revenue requirement, which is calculated primarily using that year's FERC Form No. 1, METC would refund or collect additional revenues, with interest, such that customers pay only the amounts that correspond to METC's annual revenue requirements.

     RECENT RATE CASE

     On December 30, 2005, the FERC authorized METC to charge rates based on the application of the Attachment O formula rate beginning on January 1, 2006, subject to the specified adjustments. The FERC's rate order authorized METC to set rates for network and point-to-point transmission customers by using data reported annually in METC's FERC Form No. 1, subject to:

          - adjustments to METC's net revenue requirements calculation to include a regulatory asset equal to the authorized deferrals of amounts not included in rate base during the period from January 1, 2001 through December 31, 2005, including an estimated amount for these deferrals for 2005;

          - adjustments to METC's equity account balance to remove goodwill resulting from a December 2003 sale of partnership interests in MTH; and

          - the inclusion of an allowance for income taxes attributable to MTH's equity interest holders.

     The FERC's December 2005 rate order also authorized METC to earn a return of 13.38% on the actual common equity portion of its actual capital structure in calculating the Attachment O formula rates. In addition, the rate order permitted METC, along with MISO and other transmission-owning members of MISO, to request in a separate future FERC proceeding an additional 50 basis point return on the common equity portion of its capital structure based on participation in MISO as a FERC-approved RTO. If approved, this request would permit METC to use a 13.88% rate of return on the actual equity portion of its capital structure. In addition, consistent with a recent policy statement and other orders applicable to partnerships and other pass-through entities, the FERC authorized METC to include in rates an allowance for income taxes attributable to METC's owners as a result of utility income from METC, computed in accordance with the methodology provided in Attachment O. Finally, METC was authorized to charge the same MISO system-wide rate for scheduling, system control and dispatching services as determined by a separate MISO formula.

     The FERC's December 2005 rate order set certain issues for hearing, including:

          - the need for a mechanism to avoid over-collection of amounts deferred during the period from January 1, 2001 through December 31, 2005;

          -    the adequacy of information used to calculate those deferrals;

          - the reasonableness of fees for services provided by TE that are included in the calculation of METC's cost of service;

          - the proper calculation of the adjustment to METC's equity account balance resulting from the December 2003 sale of partnership interests; and

          - the need for additional information regarding expenses associated with METC's operation and maintenance of facilities that are jointly owned with others.

     Consumers, the MPSC and METC filed requests for rehearing on matters not set for further hearing by the FERC in the December 2005 order. On August 22, 2006, the FERC denied rehearing on the justness and reasonableness of METC's authorized rate of return of 13.38% on the common equity portion of METC's capital structure. The FERC also denied rehearing on its authorization permitting METC to begin, as of January 1, 2006, to recover through the Attachment O formula rates amounts previously deferred during the period from January 1, 2001 through December 31, 2005. The FERC granted rehearing in finding that METC must maintain accounting records sufficient to allow any necessary future adjustments to its equity account balance.

     The issues addressed in the August 22, 2006 order are final and are no longer subject to further rehearing or judicial review.

     With respect to issues set for hearing in the December 2005 rate order, following a recent suspension of the schedule due to the pending acquisition of METC by ITC Holdings, the FERC trial staff filed testimony in the case on September 15, 2006. Consumers filed cross answering testimony on October 13, 2006. On November 10, 2006, METC filed rebuttal testimony.

     In December 2006, METC and other parties to the rate case jointly filed a motion to suspend the procedural schedule and the FERC approved the suspension. METC and the other parties are negotiating an agreement in principle for settlement of all matters set for hearing in the rate case. The terms of the agreement are expected to be filed by December 29, 2006 which would be subject to FERC approval.

     In the event a settlement does not become effective and the procedural schedule resumes, we would continue to support the rates METC charged beginning January 1, 2006 as modified by the rebuttal testimony filed by METC in November 2006. We cannot estimate the amount of refunds that may result from any determinations made on the issues set for hearing. In the event of adverse determinations on all matters set for hearing, we estimate that the maximum potential refund amount relating to 2006 revenues could be approximately $23.0 million. Additional refund amounts also would result for periods subsequent to 2006 through the date of the FERC's determination. An adverse determination on any of these matters would also affect components used in determining the rate to be charged to customers in METC's service territory in periods subsequent to the determination.

     If the FERC finds as a result of the hearing referenced above, as part of a settlement among the parties approved by the FERC or as a result of a subsequent rehearing or appeal that the components or calculations used in setting METC's current rates should be modified, METC would be required to refund to its customers, with interest, the difference between the revenue collected under the current rates and the rates calculated using the modified components and calculations. Any required refund would be payable to affected customers within a limited period of time, typically between 30 and 45 days.

     ATTACHMENT O TRANSMISSION RATES

     The FERC has authorized METC to use the specified formula rate contained in Attachment O.

     Pursuant to the FERC's December 2005 rate order, METC's new rates based on Attachment O, specifically $1.567 per kW/month charge for network and point-to-point transmission service, became effective as of January 1, 2006, subject to refund as a result of proceedings currently pending before the FERC or subsequent judicial review. This rate was based primarily on financial data and load information for the year ended December 31, 2004, and was charged for service on the METC transmission system for the period from January 1, 2006 through May 31, 2006. For the purposes of determining rates for the period beginning June 1, 2006, METC primarily used selected financial and operating data and network load for 2005 reported on METC's FERC Form No. 1 as of and for the year ended December 31, 2005. The rate charged for network and point-to-point transmission service on the METC transmission system for the period beginning June 1, 2006 is $1.524 per kW/month.

     Rates for the provision of scheduling, system control and dispatch services are not calculated under Attachment O, but are calculated pursuant to separate FERC-approved schedules. The applicable charge for transmission scheduling, system control and dispatch services under MISO, in effect on January 1, 2006, through May 31, 2006, was $0.0533 per kW/month and $.0509 per kW/month for the period beginning June 1, 2006.

     DEFERRALS

     From May 1, 2002 to December 31, 2005, METC deferred as a regulatory asset approximately $25.5 million of depreciation and interest expense associated with the new transmission assets placed in service since May 1, 2002. The FERC-approved rate recovery of these amounts began January 1, 2006 over a five-year amortization period.

     METC also recorded a regulatory asset of $42.8 million related to the amount of ADIT included on METC's balance sheet at the time MTH acquired METC from Consumers. The FERC-approved rate recovery of these amounts began January 1, 2006 over a 20-year amortization period.

     During the nine months ended September 30, 2006, METC amortized $5.4 million of the regulatory asset.

     METC did not record a regulatory asset for the amounts of depreciation and interest expense recovery for PP&E placed in service during the period from January 1, 2001 to April 30, 2002 (which was the period prior to METC's acquisition from Consumers).

     The equity return on investment and the carrying costs for the entire period from January 1, 2001 to December 31, 2005 were also not recorded as regulatory assets. Since these amounts did not meet the requirement of an incurred cost eligible for deferral under SFAS No. 71, these costs were maintained and recorded as regulatory assets for FERC reporting purposes only. Based on FERC orders approving the recovery of these amounts over a 5-year amortization period beginning January 1, 2006, management believes $74.9 million of deferral amounts associated with these two periods are recoverable over the 5-year amortization period.

     During the nine months ended September 30, 2006 METC amortized $11.2 million of this regulatory asset.

     OTHER LONG-TERM INTEREST BEARING OBLIGATIONS

     When Independent Power Producers ("IPPs") connect to transmission systems, contributions are paid to transmission companies to offset capital costs incurred to connect the IPPs to the transmission system (direct connects) and provide required system upgrades needed as a result of the interconnection (network upgrades). In order to promote competition in the electric generation market, the FERC has issued orders that require the portion of the contributions attributable to the network upgrades to be repaid to the IPPs over time as transmission service is taken. Consequently, the $27.6 million other long-term interest bearing obligations on METC's balance sheet at September 30, 2006 will be returned as refunds related to IPPs. In addition, FERC orders have required that interest be paid on the amounts to be refunded under the IPP interconnection agreements. If interest is required to be refunded back to the IPPs for the period prior to METC's ownership (i.e. May 1, 2002), METC expects any such amount to be the obligation of Consumers. The contributions paid by the IPPs for investments made by METC associated with direct connects are not repaid to the IPPs. These amounts are recorded by METC as a contribution in aid of construction and offset the corresponding direct connect investments recorded in plant in service.

     LONG-TERM PRICING

     In November 2004, in FERC Docket No. EL02-111 et al., the FERC approved a pricing structure to facilitate seamless trading of electricity between MISO and PJM Interconnection, a regional organization that borders MISO. The order establishes a Seams Elimination Cost Adjustment ("SECA"), as set forth in previous FERC orders, that took effect December 1, 2004, and remained in effect through March 31, 2006 as a transitional pricing mechanism. Prior to December 1, 2004, METC earned revenues for transmission of electricity between MISO and PJM Interconnection based on a regional through-and-out rate for transmission of electricity between MISO and PJM Interconnection administered by MISO. SECA revenue and through-and-out revenue are both accounted for as point-to-point revenues.

     From December 1, 2004 through June 30, 2006, METC recorded $1.5 million of SECA revenue based on an allocation of these revenues by MISO as a result of the FERC order approving this transitional pricing mechanism. The SECA revenues are subject to refund as described in the FERC order and this matter was litigated in a contested hearing before the FERC that concluded on May 18, 2006. An initial decision was issued by the Administrative Law Judge presiding over the hearing on August 10, 2006, which generally indicated that the SECA revenues resulted from unfair, unjust, and preferential rates. The judge's decision is subject to FERC's final ruling on the matter which could differ from the initial decision. Notwithstanding the judge's initial decision, METC and other transmission owners who collected SECA revenues are participating in settlement discussions with certain counterparties that paid the SECA amounts. Based upon the ongoing settlement discussions, METC reserved $0.3 million in 2006 as an estimate of the amount to be refunded to the counterparties that are participating in settlement discussions. For the counterparties who are not participating in the settlement discussions, we are not able to estimate whether any refunds of amounts earned by METC will result from this hearing or whether this matter will otherwise be settled, but we do not expect the amounts to be material. We have not accrued any refund amounts relating to these counterparties.

     INCLUSION OF AN INCOME TAX ALLOWANCE IN RATES

     In a policy statement dated May 4, 2005, the FERC stated that partnerships and similar pass-through entities, including limited liability companies, should be allowed to include an allowance for income taxes in calculating their rates if the owners of those entities have an actual or potential income tax liability on utility income from the pass-through entities. This issue arose out of a prior decision by the Federal Circuit Court of Appeals of the District of Columbia in which the court decided that, contrary to prior FERC rulings, a limited partnership was not entitled to include an income tax allowance in calculating its rates since it did not itself actually pay income taxes. Consistent with the FERC's May 4, 2005 policy statement and other similar orders, METC included an annual allowance for income taxes of $15.2 million in the net revenue requirement used to determine its current rates starting January 1, 2006. In its December 2005 rate order, the FERC affirmed METC's inclusion of an allowance for income taxes in its rate calculations, subject to any changes in tax liability attributable to its owners.

     REDIRECTED TRANSMISSION SERVICE

     In January and February 2005, in FERC Docket Nos. EL05-55 and EL05-63, transmission customers filed complaints against MISO claiming that MISO had charged excessive rates for redirected transmission service for the period from February 2002 through January 2005. In April 2005, the FERC ordered MISO to refund, with interest, excess amounts charged to all affected transmission customers for redirected service within the same pricing zone. METC earned revenues based on an allocation from MISO for certain redirected transmission service and is obligated to refund the excess amounts charged to all affected transmission customers. In September 2005, MISO completed the refund calculations and METC refunded $0.6 million relating to redirected transmission service, which was recorded as a reduction in operating revenues in 2005.

     With respect to the April 2005 order requiring refunds, certain transmission customers have filed requests for rehearing at the FERC claiming additional refunds based on redirected transmission service between different pricing zones and redirected transmission service where the delivery point did not change. In November 2005, FERC granted the rehearing requests, which required additional refunds to transmission customers. In December 2005, MISO filed an emergency motion seeking extension of the refund date until May 18, 2006, which was granted in January 2006. In December 2005, METC and other transmission owners filed requests for rehearing of the November 2005 order on rehearing and clarification challenging the retroactive refunds and the rates used to price redirected transmission service between different pricing zones. The FERC has not yet acted on the rehearing requests filed in December 2005. Based on an estimate received from MISO, in 2005 METC recorded a liability of $0.8 million. In May 2006, METC refunded $866,000 relating to redirected transmission service through January 2005.

     ELIMINATION OF TRANSMISSION RATE DISCOUNT

     Several energy marketers filed a complaint against MISO in February 2005 in FERC Docket No. EL05-66, asserting that MISO improperly eliminated a rate discount that had previously been effective for transmission service at the Michigan-Ontario Independent Electric System Operator interface. Subsequent to the date the complaint was filed, MISO held amounts in escrow that it collected for the difference between the discounted tariff rate and the full tariff rate until the FERC denied this complaint in an order dated July 5, 2005. At that point MISO distributed the revenues held in escrow. Several complainants sought rehearing at the FERC of the July 5, 2005 order and in December 2005, the FERC denied the rehearing requests. In January 2006, several complainants sought rehearing of the December 2005 order denying rehearing. Subsequently in February 2006, FERC denied the rehearing request. The complainants filed a petition for review of the July 2005 and December 2005 orders at the U.S. Court of Appeals. Management does not expect resolution of this matter will have a material impact on the financial statements.

     RECENT SALES OF FACILITIES

     On February 22, 2006, METC sold an undivided 42.38% interest in one of its 345 kV transmission lines to the Michigan Public Power Agency, or the MPPA, for approximately $6.7 million and sold an undivided 55.29% interest and an undivided 1.14% interest in two of its 345 kV transmission lines to the Michigan South Central Power Agency, or the MSCPA, for approximately $1.9 million. These sales resulted from an obligation that METC assumed from Consumers as part of the acquisition of the transmission system in 2002. METC recorded an approximate $5.1 million gain on the sale of these assets during 2006. As a result of these sales, network demands will be reduced by up to 95 MW and METC's rate base will be reduced by approximately $3.6 million. The lower demands will affect revenues by up to $1.5 million in 2006, though this change in demand will be incorporated into rates effective June 1, 2007 through the Attachment O formula rate January 1, 2007, depending upon the FERC granting METC's request to move to a forward looking Attachment O. The reduction in rate base is expected to result in a reduction to revenue of approximately $0.5 million as it is incorporated through the Attachment O formula rate.

3.   COMMITMENTS AND CONTINGENCIES

     PROPERTY TAX MATTERS

     In assessing METC's personal property, some municipalities have applied their own property valuation tables, rather than using the property valuation tables approved by the Michigan State Tax Commission ("STC"), thereby resulting in higher assessed values on METC's personal property. METC filed appeals challenging the municipalities that did not utilize the STC valuation tax tables. The Michigan Court of Appeals issued an opinion affirming the use of the valuation tax tables approved by the STC and none of the parties involved filed an appeal. As a result, many of METC's tax appeals have now been settled by stipulation.

     Cases not settled will eventually be scheduled for hearing before the Michigan Tax Tribunal ("MTT"). In the event that the tentative settlements with the municipalities are finalized or the MTT appeals are otherwise resolved and the estimated personal property tax values change, any adjustments to METC's property tax expense would be recorded at that time. Currently, most taxing jurisdictions that previously applied their own valuation tax tables have commenced using the approved STC valuation tax tables after the Court of Appeals ruling. For property tax bills received METC has expensed and made property tax payments based on the property tax determined by the valuation tax tables approved by the STC.

     TRANSMISSION SERVICE CONTRACT ("TSC") WITH CONSUMERS

     As of May 1, 2002, METC and Consumers entered into the TSC whereby Consumers would perform certain transmission services on behalf of METC for a period of five years. Functions which are covered under the TSC include the following:

          - Operating, maintenance and inspection work -- Substation operations and maintenance, routine line inspections, records management, design standards maintenance, general land management and system protection services;

          - Demand work -- Unanticipated work discovered through normal operation and inspection that is variable in nature or needs to be performed on short notice;

          - Major maintenance -- Annual planned programs including (1) vegetation management, including removal, trimming or chemically controlling trees, shrub and other vegetation on transmission rights-of-way and substation properties and noxious weed control as required by law, (2) inspection and selective treatment of wood poles with pesticides/fungicides and (3) insulator cleaning, including removing contaminates from insulators;

          - Capital work -- Projects, as assigned by METC, required to ensure that the transmission system can accommodate new generation, increases in system load, increases in system transaction and other interconnections and maintenance of the transmission system as equipment reaches the end of its useful life;

          - Inventory management -- Maintaining METC's spare parts inventory in Consumers' facilities around Michigan and the transportation of those parts, via crews or stockroom personnel, to the job sites where they are needed;

          - System control -- Real-time operations, emergency planning, system analysis, voltage control, outage scheduling authority and switching authority; and

          - System optimization -- Existing real-time telemetry to Consumers' system control center, energy management systems, short term operational outage analysis and system modeling in support of Consumers' system control center.

     By its terms, the TSC is in effect through April 29, 2007. After that time, renewals will be automatic for successive three-year terms unless notice is given by either party at least 365 days prior to the expiration of the original term or any renewal term. METC gave Consumers written notice of termination of the system control and system optimization portions of the TSC on November 2, 2004 and gave written notice of termination for the remainder of the services provided by Consumers on February 6, 2006. METC has begun to hire staff and procure services to replace those provided under the TSC.

     Depending on the nature of the work, services performed by Consumers under the TSC are either charged to operations expense and maintenance expense or capitalized into PP&E.

     PURCHASE AND SALE AGREEMENT FOR ANCILLARY SERVICES ("ASA") WITH CONSUMERS

     Under the ASA, Consumers provides reactive power, balancing energy, load following and spinning and supplemental reserves that are needed by MISO as transmission provider. These ancillary services are a necessary part of the provision of transmission service. This agreement is necessary because METC does not own any generating facilities and therefore must procure ancillary services from third party suppliers including Consumers. The ASA establishes the terms and conditions under which METC obtains ancillary services from Consumers. Consumers will offer all ancillary services as required by FERC Order No. 888 at FERC-approved rates. METC is not precluded from procuring these services from third party suppliers and is free to purchase ancillary services from unaffiliated generators located within its control area or in neighboring jurisdictions on a non-preferential, competitive basis. This one-year agreement became effective on May 1, 2002 and is automatically renewed each year for successive one-year periods. The ASA can be terminated by either party with six months prior written notice. Services performed by Consumers under the ASA are charged to operation and maintenance expense.

     EASEMENT AGREEMENT ("EA") WITH CONSUMERS

     The EA with Consumers provides METC with an easement for transmission purposes and rights-of-way, leasehold interests, fee interests and licenses associated with the land over which the transmission lines cross. Consumers has reserved for itself the rights to and the value of activities associated with other uses of the infrastructure (such as for fiber optics, telecommunications and gas pipelines). The cost for use of the rights-of-way is $10.0 million per year. The term of the EA runs through 2050 and is subject to multiple 50-year renewals thereafter. Payments to Consumers under the EA are charged to operation and maintenance expense.

4.   COMPENSATION AND RETIREMENT BENEFITS

     METC 401(K) PROFIT SHARING PLAN

     METC sponsors a defined contribution plan covering all eligible employees. Under the terms of the plan, METC makes non-discretionary matching contributions in an amount equal to 50% of the employee pretax contributions subject to a maximum level. In addition, METC may make annual discretionary profit sharing contributions in an amount to be determined at the plan year-end by the METC management. Profit sharing contributions will be allocated in a ratio that the employee's eligible compensation bears to the total eligible compensation paid to all eligible participants. For the matching contributions and profit sharing components of the plan, METC paid $0.5 million and $0.5 million for the nine months ended September 30, 2006 and 2005, respectively.

     METC POSTRETIREMENT HEALTH CARE PLAN

     Net periodic postretirement health care cost included the following components for the nine months ended September 30, 2006 and 2005 (in thousands):

                                           Nine Months Ended
                                              September 30,
                                           -----------------
                                              2006   2005
                                              ----   ----
Components of Net Periodic Benefit Cost:
   Service cost                                $ 9    $--
   Interest cost                                15     --
   Amortization of prior service cost           15     --
                                               ---    ---
   Net periodic benefit cost                   $39    $--
                                               ===    ===

     No contributions other than those necessary to cover benefit payments are anticipated.

5.   SALE AGREEMENT

     On May 12, 2006 MTH and ITC Holdings Corp. announced the signing of a definitive agreement for ITC Holdings to acquire all of the outstanding equity interests in MTH in a transaction valued at approximately $866 million. This transaction closed on October 10, 2006.

     Under terms of the agreement, MTH's selling partners received $486 million in cash and approximately $70 million in shares of ITC Holdings' common stock. In addition, ITC Holdings assumed approximately $310 million of METC and MTH debt.

     In connection with the transaction, METC made a Section 204 filing with the FERC seeking authority to refinance its $175 million Senior Secured Notes and its $35 million revolving credit facility in order to eliminate certain restrictive covenants associated with these debt instruments. The FERC approved the refinancing requests on September 21, 2006. At this time METC has not elected to refinance either the $175 million Senior Secured Notes or the $35 million revolving credit facility.

     As a result of the closing of this transaction, the unvested portion of deferred bonuses under the executive compensation plan vested at the change of control. This resulted in a payment of $0.6 million in October 2006.

6.   SUBSEQUENT EVENTS

     On October 10, 2006, upon the closing of ITC Holdings' acquisition of all of the outstanding equity interests in MTH, an agreement was executed to terminate the Management Services Agreement between Trans-Elect and METC, or the MSA. This agreement terminated the MSA and all rights, obligations and liabilities of METC and Trans-Elect thereunder, excluding certain sections to the extent they relate to services performed under the MSA prior to the acquisition closing date. In consideration for terminating the MSA, ITC Holdings' paid to Trans-Elect, on behalf of METC, the sum of:

        - $6.0 million;

        - all unpaid expenses of Trans-Elect reimbursable under the MSA; and

        - the accrued and unpaid service fees owed to Trans-Elect under the MSA.

     METC and Trans-Elect concurrently each released and discharged the other and the other's affiliates, employees, officers, directors, successors and assigns from all obligations, damages, liabilities and claims of any kind relating to or arising out of the MSA, subject to the survival of the provisions noted above.

     In November 2006, MTH redeemed $90.0 million aggregate principal amount of its senior secured notes. In addition to the repayment of the principal and accrued interest amounts outstanding, MTH paid a make whole premium of $5.9 million in connection with the redemption.